SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

PROXYMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PROXYMED, INC.
1854 SHACKLEFORD COURT, SUITE 200
ATLANTA, GEORGIA 30093
(770) 806-9918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2004

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of ProxyMed, Inc., a Florida corporation (the “Company”), will be held on Wednesday, June 2, 2004, at 9:00 a.m., Atlanta time, at the Company’s corporate offices located at 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093, for the following purposes, all of which are set forth more completely in the accompanying Proxy Statement:

(1)	The election of eight persons to the Board of Directors to serve until the next Annual Meeting of Shareholders or until election and qualification of their respective successors;

(2)	Ratification and approval of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent certified public accountants to perform quarterly reviews for the fiscal year 2004; and

(3)	To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors recommends that you vote IN FAVOR OF proposals 1 and 2 and that you allow the Company representative to vote the shares represented by your proxy as recommended by the Board of Directors.

     Pursuant to the Company’s Bylaws, the Board of Directors has fixed the close of business on April 7, 2004, as the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting.

     A FORM OF PROXY AND THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 ARE ENCLOSED. YOUR VOTE IS VERY IMPORTANT. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE THE VOTE AT THE ANNUAL MEETING BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

Michael K. Hoover, Chairman of the Board of Directors and Chief Executive Officer

April 23, 2004
Atlanta, Georgia

PROXYMED, INC.
1854 SHACKLEFORD COURT, SUITE 200
ATLANTA, GEORGIA 30093
(770) 806-9918

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

     The enclosed proxy is solicited by the Board of Directors of ProxyMed, Inc., a Florida corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Wednesday, June 2, 2004, at 9:00 a.m., Atlanta time, at the Company’s corporate offices located at 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is April 23, 2004. The form of proxy provides a space for you to record your vote for each proposal. You are urged to indicate your vote on each matter in the space provided; any item not voted upon by you will be voted by the persons named in the proxies at the meeting (i) FOR the election of 8 persons to the Board of Directors as set forth below; (ii) FOR the ratification and approval of PricewaterhouseCoopers as the Company’s independent auditors to perform quarterly reviews for fiscal year 2004; and (iii) in their discretion, upon such other business as may properly come before the meeting. Whether or not you plan to attend the meeting, please complete the proxy card, sign, date and return the proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

     The cost of this proxy solicitation will be borne by the Company. Solicitations of proxies by mail may be supplemented by telephone, telegram, facsimile, personal or electronic solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such activities. The Company estimates that the cost of this proxy solicitation will be approximately $33,000 including shareholder verification, printing of materials and distribution costs.

     Only shareholders of record at the close of business on April 7, 2004 (“Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had issued and outstanding 12,624,624 shares of common stock and 13,333 voting shares of common stock represented by Series C 7% Convertible Preferred Stock, all of which are entitled to vote at the Annual Meeting. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares entitled to vote at the Annual Meeting. The approval of the proposals covered by this Proxy Statement will require an affirmative vote of the holders of a majority of the shares of common stock voting in person or by proxy at the Annual Meeting, with the exception of the election of directors, each of whom is elected by a plurality.

     All shares of common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares represented by proxy will be voted as recommended by the Board of Directors. Abstentions or broker non-votes are counted as shares present in the determination of whether shares of common stock represented at the meeting constitute a quorum. Abstentions and broker non-votes are tabulated separately. Since only a plurality is required for the election of directors, abstentions or broker non-votes will have no effect on the election of directors (except for purposes of determining whether a quorum is present at the Annual Meeting). As to other matters to be acted upon at the Annual Meeting, abstentions are treated as AGAINST votes, whereas broker non-votes are not counted for the purpose of determining whether the proposal has been approved.

A SHAREHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE (I) BY DELIVERING A WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT THE ATLANTA ADDRESS STATED ABOVE; (II) BY COMPLETING, EXECUTING, DATING AND DELIVERING A LATER-DATED PROXY; OR (III) BY ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS YOU REVOKE YOUR PROXY PRIOR TO ITS USE IN ONE OF THE THREE FOREGOING WAYS, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information to our knowledge or as reported to us regarding the beneficial ownership of our common stock as of April 12, 2004, with respect to (i) each person known to us to be the beneficial owner of more than 5% of our common stock, including options and warrants exercisable within sixty days; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, referred to as the SEC. The calculation of the percentage of outstanding shares is based on 12,624,624 shares outstanding as of April 12, 2004.

Name and Address (1)	# of Shares (2)	% of Class
William L. Bennett (3)	20,153	*
Edwin M. Cooperman (4)	40,656	*
Gregory J. Eisenhauer	—	—
Michael S. Falk (5)	2,633,444	20.8%
John Paul Guinan (6)	39,487	*
Nancy J. Ham (7)	73,306	*
Lonnie W. Hardin (8)	25,340	*
A. Thomas Hardy (9)	88,480	*
Thomas E. Hodapp (10)	34,109	*
Michael K. Hoover (11)	510,569	3.9%
Braden R. Kelly (12)	3,399,511	26.9%
Kevin M. McNamara (13)	17,084	*
Eugene R. Terry (14)	32,042	*
General Atlantic Partners, LLC (12) Three Pickwick Plaza Greenwich, CT 06830	3,381,802	26.8%
PVC Funding Partners, LLC (5) (15) 830 Third Avenue New York, NY 10022	2,080,115	16.5%

Name and Address (1)	# of Shares (2)	% of Class
All directors and officers As a group (18 persons) (16)	7,027,631	52.5%

*Less than 1%

(1)	The address for each person, unless otherwise noted, is 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093.

(2)	In accordance with Rule 13d-3 of the Exchange Act, shares that are not outstanding, but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days from April 12, 2004, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.

(3)	Represents 20,153 shares held of record, including 99 shares held in trust for Mr. Bennett’s children.

(4)	Includes 9,000 shares held of record and 31,656 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes 2,615,047 shares held of record by Michael Falk, family members, family trusts and related parties and 18,398 shares issuable upon the exercise of stock options and warrants exercisable within 60 days. The shares held of record include (i) 19,431 shares held of record by Commonwealth Associates, LP for which Mr. Falk is a control person; (ii) 16,278 shares held of record by ComVest Capital Partners, LLC for which Mr. Falk is a managing member; (iii) 112,281 shares held of record by ComVest Venture Partners, LP for which Mr. Falk is a managing partner; (iv) 248,446 shares held of record and 2,822 shares issuable upon the exercise of warrants exercisable within 60 days by Commonwealth Liquidation, LLC for which Mr. Falk is a controlling member; (v) 530 shares held of record by Commonwealth Associates Group Holding, LLC of which Mr. Falk is the chairman and a principal member; and (vi) 2,080,115 shares held of record by PVC Funding Partners, LLC which is managed by Commonwealth Associates, LP and ComVest Venture Partners, LLC. Mr Falk disclaims beneficial ownership in all of these affiliated entities to the extent owned by third-party investors.

(6)	Includes 67 shares held of record and 39,420 shares issuable upon the exercise of stock options exercisable within 60 days.

(7)	Includes 4,083 shares held of record and 69,223 shares issuable upon the exercise of stock options exercisable within 60 days.

(8)	Includes 25,340 shares issuable upon exercise of stock options exercisable within 60 days.

(9)	Includes 48,943 shares held of record and 39,537 shares issuable upon exercise of stock options exercisable within 60 days.

(10)	Includes 3,067 shares held of record and 31,042 shares issuable upon exercise of stock options exercisable in 60 days.

(11)	Includes 141,114 shares held of record and 369,455 shares issuable upon exercise of stock options exercisable in 60 days.

(12)	Includes 17,709 shares issuable upon exercise of stock options exercisable in 60 days by Mr. Kelly. Additionally, includes the following shares of common stock held by various General Atlantic entities: (i) 1,166,184 shares owned by General Atlantic Partners 77, L.P.; (ii) 1,741,258 shares owned by General Atlantic Partners 74, L.P.; (iii) 236,441 shares owned by GAP Coinvestments II, LLC; (iv) 63,943 shares owned by GAP Coinvestments III, LLC; (v) 15,930 shares owned by GAP Coinvestments IV, LLC; (vi) 153,264 shares owned by GapStar, LLC; and (vii) 4,782 shares owned by GAPCO GmbH & Co. KG. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 77, L.P and General Atlantic Partners 74, L.P and the managing member of GapStar, LLC. The managing members of General Atlantic Partners, LLC (other than certain managing members) are also the general partners of GAP Coinvestments II, LLC and the managing members of GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC. Mr. Kelly is a general partner of GAP Coinvestments II, LLC and a managing member of General Atlantic Partners, LLC, GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC. Certain of the managing members of General Atlantic Partners, LLC are authorized and empowered to vote and dispose of the shares held by GAPCO GmbH & Co KG. Mr. Kelly disclaims beneficial ownership of the shares owned by General Atlantic Partners 77, L.P, General Atlantic Partners 74, L.P, GAP Coinvestments II, LLC, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GapStar, LLC and GAPCO GmbH & Co KG except to the extent of his pecuniary interest therein. Beneficial ownership for Mr. Kelly and the various entities affiliated with General Atlantic Partners excludes 243,882 shares of common stock that may be awarded under warrants issued to these entities in July 2003. Such warrants are contingently exercisable only upon the achievement of certain periodic revenue thresholds achieved by ProxyMed related to services derived from ProxyMed’s “FirstProxy” joint marketing agreement with First Data Corporation.

(13)	Includes 17,084 shares issuable upon exercise of stock options exercisable in 60 days.

(14)	Includes 32,042 shares issuable upon exercise of stock options exercisable in 60 days.

(15)	Includes 2,080,115 shares held of record as reported under Form 13D filed on March 12, 2004.

(16)	Includes 6,275,352 shares held of record by the named officers and directors and their related parties and 752,280 shares issuable upon exercise of stock options and warrants exercisable in 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Company’s Restated Articles of Incorporation, as amended, provides for one class of directors and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors, except that the total number of directors may not be less than one nor more than eight, with each director holding office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until the earlier of such director’s death or resignation. As of the date of this Proxy Statement, the Board of Directors has set the number of directors to serve on the Board at eight. Directors elected to fill vacancies hold office for a term expiring at the next Annual Meeting when the term expires. The Company currently has eight directors.

     The following nominees may be elected by plurality vote:

William L. Bennett	Edwin M. Cooperman
Michael S. Falk	Thomas E. Hodapp
Michael K. Hoover	Braden R. Kelly
Kevin M. McNamara	Eugene R. Terry

     All properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated therein. If no such instructions are indicated, shares represented by such proxy, will be voted in favor of the eight nominees listed above. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, the Company representative named in the proxy will vote for the election of such other person or persons as the Board of Directors may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve. The names of the nominees, their principal occupations during the past five years, other directorships held and certain other information are set forth below.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS DIRECTORS TO SERVE UNTIL THE COMPANY’S 2005 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING THE NOMINEES AND EXECUTIVE OFFICERS

Directors and Corporate Officers

Our Company’s directors, director nominees and executive officers are as follows:

Name	Age	Position
William L. Bennett	54	Director
Edwin M. Cooperman (1)	60	Director
Phillip S. Dingle	42	Executive Vice President and Chief Executive Officer – PlanVista
Gregory J. Eisenhauer, CFA	45	Executive Vice President and Chief Financial Officer
Michael S. Falk (2)	42	Director
John Paul Guinan	43	Executive Vice President and Chief Technology Officer
Nancy J. Ham	43	President and Chief Operating Officer
Lonnie W. Hardin	49	Senior Vice President – Payer Services
A. Thomas Hardy	50	Senior Vice President – Laboratory Services and President — Key Communications Service, Inc.
Thomas E. Hodapp (2)	45	Director
Michael K. Hoover	48	Chairman of the Board and Chief Executive Officer
Braden R. Kelly (2)	33	Director
Jeffrey L. Markle	55	Senior Vice President and President /Chief Operating Officer-PlanVista
Kevin M. McNamara (1)	48	Director
Judson E. Schmid	42	Executive Vice President, Chief Accounting Officer and Treasurer
Eugene R. Terry (1)	65	Director
Timothy J. Tolan	45	Executive Vice President – Sales and Account Management
Thomas C. Wohlford	50	Senior Vice President – Submitter Services

(1)	Member of the Audit Committee, the Chairman of which is Mr. McNamara.

(2)	Member of the Compensation Committee, the Chairman of which is Mr. Falk.

     William L. Bennett was appointed as a director of ProxyMed in March 2004 in connection with ProxyMed’s acquisition of PlanVista. From January 1998 to March 2004, Mr. Bennett was the Vice Chairman of the Board of PlanVista. Mr. Bennett served as the Chairman of the Board from December 1994 to December 1997 and had been a director since August 1994. Since February 2000, Mr. Bennett has been a partner and is Director of Global Recruiting and Managing Director of Monitor Company Group, L.P., a strategy consulting firm and merchant bank. From May 1991 to May 2001, he was a director of Allegheny Energy, Inc., an electric utility holding company. Until March 1995, Mr. Bennett served as Chairman and Chief Executive officer of Noel Group, Inc., a publicly traded company that held controlling interests in small to medium-sized operating companies. Previously, Mr. Bennett was Co-Chairman and Chief Executive officer of Noel Group, Inc. from November 1991 to July 1994. Mr. Bennett is a director of Sylvan, Inc., a publicly-traded company that produces mushroom spawn and fresh mushrooms.

     Edwin M. Cooperman has served as a director of ProxyMed since July 2000. He is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Previously, Mr. Cooperman was Chairman of the Travelers Bank Group and Executive Vice President, Travelers Group, where he was responsible for strategic marketing, the integration of Travelers brands and products, joint and cross marketing efforts and corporate identity strategies, as well as expanding the Travelers Bank Group’s credit card portfolios. After joining Travelers in 1991, Mr. Cooperman became Chairman and CEO of Primerica Financial Services Group, which comprises Primerica Financial Services, Benefit Life Insurance Company and Primerica Financial Services Canada. Previous to this, Mr. Cooperman served at American Express where he became Chairman and Co-Chief Executive Officer of Travel Related Services, North America. Mr. Cooperman is also a director of Comdial Corporation and Grannum Value Mutual Fund.

     Phillip S. Dingle joined ProxyMed in March 2004 and currently serves as Executive Vice President of ProxyMed and Chief Executive Officer of PlanVista. Prior to joining ProxyMed, Mr. Dingle served as Chairman of the Board and Chief Executive Officer of PlanVista since May 2001, and was President and Chief Executive Officer from October 2000 to May 2001. Mr. Dingle served as President and Chief Operating Officer of PlanVista from June 2000 to September 2000, as Executive Vice President and Chief Financial Officer from January 1999 to May 2000, and as Senior Vice President and Chief Counsel from August 1996 to December 1998. Prior to August 1996, Mr. Dingle was a partner with the law firm of Hill, Ward & Henderson, P.A. in Tampa, Florida.

     Gregory J. Eisenhauer, CFA joined ProxyMed in December 2003 and currently serves as Executive Vice President and Chief Financial Officer of ProxyMed. Mr. Eisenhauer has extensive experience in healthcare, mergers and acquisitions, and investor relations. Before joining ProxyMed, he served as Executive Vice President, Chief Financial Officer and Secretary for U.S. Healthworks, a national occupational healthcare services company headquartered in Alpharetta, Georgia. From 1993 to 2002, Mr. Eisenhauer was with RehabCare Group (NYSE: RHB), a company that grew from $40 million in revenue to over $500 million in revenue during his tenure, which culminated in Mr. Eisenhauer’s appointment as Senior Vice President, Chief Financial Officer and Secretary. Among other accomplishments, Mr. Eisenhauer was responsible for acquisitions that contributed significantly to that company’s growth. In 2000, RehabCare was the number one percentage gaining company on the New York Stock Exchange. Prior to RehabCare, he was with Sverdrup Corporation and APEX Oil. Mr. Eisenhauer is a Chartered Financial Analyst and has an MBA in finance from the University of St. Louis and an undergraduate finance degree from the University of Missouri.

     Michael S. Falk has served as a director of ProxyMed since July 2000. Mr. Falk is the co-founder of Commonwealth Associates L.P., a New York-based merchant bank founded in 1988, and served as its Chairman and Chief Executive Officer from 1995 until 2002. Currently, he is Chairman and Chief Executive Officer of Commonwealth Associates Group Holdings, and a managing partner of ComVest Investment Partners and various related investment partnerships. He currently serves as a director of the CARE Fund. Mr. Falk is Chairman of Comdial Corporation and was a director of PlanVista Corporation. Mr. Falk holds a B.A. degree in Economics from Queens College and attended the Stanford University Executive Program for Smaller Companies.

     John Paul Guinan joined ProxyMed in April 1993 and currently serves as Executive Vice President and Chief Technology Officer. Mr. Guinan served as President and a director of ProxyMed between June 1995 and December 1999. He was also its Chief Operating Officer from August 1996 to January 1998. He was an Executive Vice President of ProxyMed from July 1993 until June 1995. From March 1993 to June 1993, Mr. Guinan was the Chief Executive Officer and co-founder of ProxyScript, Inc., which ProxyMed acquired in June 1993. From 1989 until April 1993, Mr. Guinan founded and developed two companies: The Desktop Professionals, Inc., a company which supplied automation systems to South Florida professional offices; and POSitive Thinking, Inc., a software development company which specialized in point-of-sale systems. He received both a B.S. degree in Computer Science and a Juris Doctor degree from the University of Miami.

     Nancy J. Ham joined ProxyMed in October 2000 and currently serves as President and Chief Operating Officer. Prior to joining ProxyMed in October 2000, Ms. Ham served as General Manager, Institutional and Connectivity Services of Healtheon/WebMD Corporation from June 1999 to March 2000. She originally joined Healtheon in May 1998 with its acquisition of ActaMed Corporation, where she had served with Mr. Michael K. Hoover, ProxyMed’s Chairman and Chief Executive Officer, as Chief Financial Officer and Senior Vice President, Business Development. Upon the merger with WebMD Corporation, she became General Manager. Before joining ActaMed in 1993, Ms. Ham was a Director, Corporate Finance at Equifax, Inc. from 1992 to 1993, and prior to that spent five years with GE Capital’s Corporate Finance Group. Ms. Ham has a B.A. from Duke University and a Masters in International Business Studies from the University of South Carolina.

     Lonnie W. Hardin joined ProxyMed in November 1997 in connection with its acquisition of US HealthData Interchange, Inc. (“USHDI”), and since October 2000 has been serving as Senior Vice President of Payer Services and from November 1997 to October 2000 as the Senior Vice President of Field Claims Operations. Prior to joining ProxyMed, Mr. Hardin was employed by USHDI from 1991 through 1997, during which time he held the positions of Vice President - Sales/Marketing and General Manager.

     A. Thomas Hardy joined ProxyMed in December 1998 in conjunction with ProxyMed’s acquisition of Key Communications Service, Inc. and since January 2000, has served as President and Chief Operating Officer of Key Communications. From October 2000, Mr. Hardy has also served as Senior Vice President of Laboratory Services of ProxyMed. Mr. Hardy joined Key Communications in 1995 where he served as Key Communications’ Executive Vice President and Chief Financial Officer. Mr. Hardy is a Certified Public Accountant and has a BBA in Business from Georgia College & State University and a MBA degree from the University of Arkansas.

     Thomas E. Hodapp has served as a director of ProxyMed since July 2000. In 1999, Mr. Hodapp founded Access Capital Management, a private banking and management firm dedicated to providing financial and strategic advisory services to select, early stage private healthcare and information technology companies. From 1992 to 1998, Mr. Hodapp was a Managing Director for Robertson Stephens & Company, LLC, a leading international investment banking firm, overseeing the firm’s Healthcare Managed Care Research Group, with a focus on the managed care, practice management and healthcare information services industries. From 1988 to 1992, he was with Montgomery Medical Ventures, a venture firm focused on the biotechnology, medical device and healthcare service fields. Montgomery Medical Ventures I and II actively managed long-term investments in over 40 early stage companies, many of which the firm was involved in co-founding. Prior to that, Mr. Hodapp researched the healthcare industry as an industry analyst with Goldman, Sachs & Company, S.G. Warburg Securities and Volpe & Covington. Additionally, Mr. Hodapp has been published in a number of major financial and healthcare industry journals and publications, was a two-time selection to the Wall Street Journal Research Analyst All-Star Team, and is a frequent speaker at national healthcare investment and strategy forums.

     Michael K. Hoover was appointed Chairman of the Board and Chief Executive Officer of ProxyMed in July 2000. He served as President and director of Healtheon/WebMD Corporation after Healtheon acquired ActaMed Corporation, an eHealth information systems and transaction company similar to ProxyMed in May 1998. Mr. Hoover co-founded ActaMed in May 1992 and served as its President from its inception to May 1998, and as its President and Chief Executive Officer from December 1995 to May 1998. From 1989 to 1992, Mr. Hoover served as the Executive Director of Financial Services of the MicroBilt Division of First Financial Management Corporation. Prior to that, he founded FormMaker Software Corporation, a producer of electronic forms automation systems, and served as its Chief Executive Officer from 1982 to 1988.

     Braden R. Kelly was appointed director of ProxyMed in April 2002. Mr. Kelly is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm that invests in information, communications and media companies on a global basis, where he has been employed in various capacities since 1995. Prior to joining General Atlantic, Mr. Kelly was a member of the Mergers, Acquisitions, and Restructurings Department at Morgan Stanley & Co. He also serves as a director of Eclipsys Corporation, Tickets.com, HEALTHvision, Inc. and Schaller Anderson, Inc. Mr. Kelly received his B.A. in Finance and Business Economics from the University of Notre Dame.

     Jeffrey L. Markle joined ProxyMed in March 2004 and currently serves as Senior Vice President of the Company and President/Chief Operating Officer of PlanVista. Before joining ProxyMed, Mr. Markle served as the President and Chief Operating Officer of PlanVista since May 2001 and served as a director from July 2001 to April 2002. From July 1999 to May 2001, Mr. Markle was the Executive Vice President — Medical Cost Management and from June 1998 to June 1999, Mr. Markle was the Senior Vice President — Medical Loss Management. From 1996 to 1998, Mr. Markle was Vice President of the US Group Operations for Swiss Re Life & Health, a reinsurance company in Toronto. From 1994 to 1996, he was Vice President and General Manager of the Canadian Operations of Osten Kimberly Quality Care, a home healthcare company. From 1991 to 1993, he was Chief Operating Officer of Medisys Health Group, Inc., a preventive healthcare company in Canada, and from 1989 to 1991 he was President and Chief Executive Officer of Oaurentian Health Services, an executive and occupational health services company.

     Kevin M. McNamara was appointed as a director of ProxyMed in September 2002. Mr. McNamara currently serves as Chief Financial Officer of HCCA International, Inc., a healthcare management and recruitment company. From November 1999 until February 2001, Mr. McNamara served as Chief Executive Officer and a director of Private Business, Inc., a provider of electronic commerce solutions that help community banks provide accounts receivable financing to their small business customers. From 1996 to 1999, Mr. McNamara served as Senior Vice President and Chief Financial Officer of Envoy, an electronic healthcare transaction processing company. Before joining Envoy, he served as president of NaBanco Merchant Services Corporation, then one of the world’s largest merchant credit card processors. Mr. McNamara currently serves on the Board of Directors of Luminex Corporation, a medical device company and several private companies. He is a Certified Public Accountant and holds a B.S. in Accounting from Virginia Commonwealth University and a Masters in Business Administration from the University of Richmond.

     Judson E. Schmid joined ProxyMed in April 1996 and currently serves as Executive Vice President, Chief Accounting Officer and Treasurer of ProxyMed. From October 2000 to December 2003, he was ProxyMed’s Chief Financial Officer. From April 1996 to October 2000, he was ProxyMed’s Vice President — Corporate Finance and Corporate Controller. From August 1994 to September 1995, Mr. Schmid was the Corporate Controller for CardioLife Corporation, a privately-held medical provider of transtelephonic cardiac monitoring services. From September 1990 to August 1994, he was the Corporate Controller of Sports-Tech International, Inc., a publicly-held developer and supplier of computer-controlled video editing systems for the sports industry. From September 1985 to September 1990, he worked as an Audit Supervisor for two public accounting firms, including KPMG. Mr. Schmid received his undergraduate degree at the University of Florida and his Masters of Accounting at Florida Atlantic University. Mr. Schmid is a Certified Public Accountant in Florida (inactive status elected).

     Eugene R. Terry has been a director of ProxyMed since August 1995. Mr. Terry is a pharmacist and is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Since 2004, Mr. Terry has served as a consultant for MSO Medical, a bariatric surgery management company. Until 2001, Mr. Terry was a director on the board of In-Home Health, a home health care company acquired by Manor Care, Inc. In 1971, Mr. Terry founded Home Nutritional Support, Inc. (“HNSI”), one of the first companies established in the home infusion industry. In 1984, HNSI was sold to Healthdyne, Inc. HNSI was later sold to the W.R. Grace Group. From 1975 to 1984, Mr. Terry was also founder and Chief Executive Officer of Paramedical Specialties, Inc., a respiratory and durable medical equipment company, which was also sold to Healthdyne, Inc. Mr. Terry is also a director of Medical Nutrition, a nutritional products company and Intercept, an implantable drug delivery pump company.

     Timothy J. Tolan joined ProxyMed in January 2001 and currently serves as Executive Vice President — Sales and Account Management. Mr. Tolan previously served as ProxyMed’s Executive Vice President of Business Development beginning in June 2003. Before joining ProxyMed, Mr. Tolan was Vice President of Sales for ePhysician, Inc. from May 2000 until his appointment at ProxyMed. He was Vice President of Sales — Lab/PBM for Healtheon/WebMD Corporation from August 1998 through May 2000. Prior to Healtheon/WebMD, Mr. Tolan also held the position of Vice President of Sales — Eastern Region for CITATION Computer Systems, a laboratory information system company. Prior to CITATION, Mr. Tolan spent twelve years in the physician practice management market.

     Thomas C. Wohlford joined ProxyMed as Senior Vice President of Submitter Services as part of the MedUnite acquisition. Mr. Wohlford was Vice President of Operations at MedUnite since January 2002. Prior to joining MedUnite, Mr. Wohlford was Vice President of Strategic Partnering with Helus, Inc., a Chicago-based e-health company. From 1993 to 1999, Mr. Wohlford held executive positions with CNA Health Partners (formerly CoreSourceBurgett & Dietrich) and CNA. From 1989 to 1993, Mr. Wohlford was responsible for healthcare cost containment for Georgia-Pacific Corporation. Prior to joining Georgia-Pacific, he led all network development for Travelers Health Network as Vice President of Network Development from 1986 to 1989.

INFORMATION REGARDING THE COMPANY’S
BOARD OF DIRECTORS AND BOARD COMMITTEES

     During 2003, the Company’s Board of Directors held fourteen (14) meetings. Each incumbent director attended more than 75% of the meetings of the Board of Directors and committees of which they were a member. In addition to attending meetings, directors discharge their obligations by reviewing Company reports and correspondence to directors and through participation in telephone conferences and other meetings with the Company’s management, key employees and others regarding matters of interest or importance to the Company. The Board has determined that the following directors are independent directors as defined by Nasdaq Stock Market Listing Requirements: William L. Bennett, Edwin M. Cooperman, Thomas E. Hodapp, Braden R. Kelly, Kevin M. McNamara and Eugene R. Terry.

     The Board of Directors currently has the following standing committees: The Audit Committee and the Compensation Committee.

     Audit Committee - We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Audit Committee consists of three non-employee, independent directors: Kevin M. McNamara (Chairman), Eugene R. Terry, and Edwin M. Cooperman. Additionally, Braden R. Kelly is an observer to this committee. The Board of Directors has determined that Kevin M. McNamara, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act and he is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Audit Committee is responsible for meeting with representatives of our independent accountants and with representatives of senior management to review the general scope of our annual audit, matters relating to internal audit control systems and the fee charged by the independent accountants. In addition, pursuant to its Charter, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by our independent accountants and for recommending the engagement or discharge of our independent accountants.

     Compensation Committee - Our Compensation Committee for fiscal 2003 consisted of three non-employee, independent directors: Michael S. Falk, Thomas E. Hodapp and Braden R. Kelly. In March 2003, Mr. Falk was appointed to the committee to replace a departing director and was also appointed as Chairman of this Committee. As of March 3, 2004, Mr. Falk is no longer independent as defined by Nasdaq listing standards as a result of certain payments in connection with the PlanVista merger to an entity controlled Mr. Falk. Upon election of directors at the Annual Meeting, the Board will appoint an independent director to the Compensation Committee to replace Mr. Falk. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary, stock options and other consideration, if any. The Compensation Committee is also responsible for granting stock options to be made under our existing plans. The Compensation Committee held five meetings during fiscal 2003.

     Nomination of Directors — The Company does not currently have a nominating committee or a nominating committee charter. This function is performed by the Board of Directors of the Company. We are currently reviewing whether we should implement a nominating committee. Nominations of directors are made by our full Board of Directors. The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. The Board addresses the need to retain members and fill vacancies after discussion among current members of the Board of Directors and the Company’s management. The Board of Directors will consider director candidates recommended by shareholders. Nominations by shareholders should be submitted to the Company’s Corporate Secretary and must comply with certain procedural and informational requirements set forth in the Company’s bylaws. Please see “Shareholder Proposals” below.

     Report of the Audit Committee (1)

     The Audit Committee is composed of three (3) “independent” directors as defined in the listing standards promulgated by the National Association of Securities Dealers (“NASD”), as applicable and as may be modified or supplemented. The Audit Committee held four meetings during fiscal year 2003. The Company’s Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee is responsible for reviewing and monitoring, in an oversight capacity, the financial reporting and auditing processes. All members of the Audit Committee share equally the responsibility for the performance of the foregoing functions as further explained below and in the Charter.

     The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Company. The Audit Committee discusses with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with or without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Only the Audit Committee can engage or terminate the engagement of the independent auditors.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2003 with the Company’s independent auditors, with management and with the entire Board of Directors of the Company and discussed the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors, all matters required to be discussed by Statement of Auditing Standards 61 “Communications with Audit Committees”. In addition, the Audit Committee considered and discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and determined that the independent auditors’ non-audit services to the Company were consistent and compatible with the Company’s and the foregoing guidelines.

     The foregoing notwithstanding, management is ultimately responsible for the Company’s financial reporting processes, including the preparation of its financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) and its system of internal audit controls, and the Company’s outside auditor is responsible for the auditing of those financial statements in accordance with Generally Accepted Accounting Standards (“GAAS”) and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with GAAP.

     Absent any evidence to the contrary, the Audit Committee has relied, without independent verification, on management’s representations that the financial statements are complete, free of material misstatement and prepared in accordance with GAAP, and on the opinion and representations made by the auditor in its report on the Company’s financial statements, including its representations that the auditor is “independent” and the audit was performed in accordance with GAAS. In reliance on the foregoing reviews, discussions and representations, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Kevin M. McNamara, Chairman
Eugene R. Terry
Edwin M. Cooperman

(1)	THIS SECTION IS NOT “SOLICITING MATERIAL,” IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES AND EXCHANGE ACT OF 1934, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.

COMPENSATION OF DIRECTORS

     Our employee directors are not compensated for their services as directors. Non-employee directors are compensated with stock options for their services as directors as follows: Effective beginning May 22, 2002, each non-employee director will be granted 15,000 stock options upon his or her initial appointment or election to the Board of Directors by the shareholders with such grant vesting equally over the following three years. On each subsequent election by the shareholders, each non-employee director receives an additional 5,000 share stock option grant which vests immediately. Additionally, each non-employee director receives an annual 2,500 share stock option grant for each subcommittee membership. Such subcommittee grants vest on a prorata basis (based on four projected subcommittee meetings per election year) as determined by the attendance of the director at each subcommittee meeting, but in any event, after three years. For the 2002-2003 election year, options to purchase a total of 71,875 shares of common stock at exercise prices of $12.54 to $20.20 were granted pursuant to the above guidelines. Of the sub-committee amount, 8,125 stock options were accelerated to vest by December 31, 2002, 2,500 were forfeited by a resigning director, and the remaining 6,250 stock options vested in 2003. For the 2003-2004 election year, options to purchase a total of 30,000 and 15,000 options at an exercise price of $10.63 were granted to compensate the directors upon re-election to the board and participation in sub-committees, respectively, pursuant to the above guidelines. Of the sub-committee amount, 11,250 stock options were accelerated to vest by December 31, 2003 and the remaining 3,750 stock options vested in 2004. Additionally, all directors are reimbursed for reasonable expenses incurred in attending board meetings.

     On April 16, 2003, the Company’s six non-employee directors were each granted 10,000 stock options at an exercise price of $7.28 per share for extra services rendered, for increased board activity and participation, and to compensate for the higher risk associated with the rendering of their duties. Such options are for a ten-year term and vest equally over the following three years.

COMPENSATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Fees Paid to Independent Accountants

     The Securities and Exchange Commission’s Final Rule on Auditor Independence requires that the Company make the following disclosures regarding the amount of fees billed by its independent auditors and the nature of the work for which these fees were billed:

     Audit Fees

     Aggregate fees and expenses incurred for PWC’s audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002 and for its review of the financial statements included in the Company’s Forms 10-Q for the years ended December 31, 2003 and 2002 totaled $281,000 and $158,000, respectively. Of these amounts, $64,000 and $54,000 had been billed as of December 31, 2003 and 2002, respectively. The balance of the fees in each year were billed prior to the date of each annual Proxy Statement.

     In addition, for the year ended December 31, 2002, aggregate fees and expenses incurred for PWC’s audit of MedUnite, Inc.’s annual financial statements for the year ended December 31, 2002 totaled $73,000. Of this amount, none had been billed as of December 31, 2002; however, all amounts were billed prior to the date of last year’s Proxy Statement.

     Audit-Related Fees

     During the fiscal years ended December 31, 2003, the Company did not engage PWC for any assurance or related services.

     Tax Fees

     During the fiscal years ended December 31, 2003, the Company did not engage PWC for any tax compliance, tax advice or tax planning purposes.

     All Other Fees

     For the year ended December 31, 2003, in connection with due diligence and review of our Form S-4 registration statement/proxy for our acquisition of PlanVista Corporation, aggregate fees and expenses incurred with PWC were $100,000. Of this amount, $5,000 was billed as of December 31, 2003; however, all amounts were billed prior to the date of this Proxy Statement and all were pre-approved by the Audit Committee or the Board of Directors as a whole.

     Additionally, for the year ended December 31, 2002, in connection with due diligence for our acquisition of MedUnite, Inc. in December 2002, aggregate fees and expenses incurred with PWC were $113,000. Of this amount, none was billed as of December 31, 2002; however, all amounts were billed prior to the date of last year’s Proxy Statement and all were pre-approved by the Audit Committee or the Board of Directors as a whole.

     Aggregate fees for all other services provided by PWC for the years ended December 31, 2003 and 2002 totaled $28,000 and $12,000, respectively. Of these amounts, all had been billed as of each year end.

     The Audit Committee pre-approves the fees associated with the Company’s audit and tax engagements. During the course of the year, if additional non-audit services are identified, these services are also presented to the Audit Committee for pre-approval. All fees incurred during the fiscal years 2003 and 2002 were approved by the full Audit Committee. The Audit Committee of the Board of Directors considered the services listed above to be compatible with maintaining PWC’s independence.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the past three fiscal years to our Chief Executive Officer and our other five most highly compensated executive officers during fiscal year 2003 with annual compensation over $100,000 for such years (the “Named Executive Officers”):

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation					Awards		Payouts
					Other		Restricted	Securities		All
Name and					Annual		Stock	Underlying	LTIP	Other
Principal		Salary	Bonus		Comp.		Award(s)	Options/	Payouts	Compen-
Position	Year	($)	($)		($)		($)	SARs (#)	($)	sation ($)
Michael K. Hoover	2003	222,115	—		—		—	125,000		—
Chairman and Chief	2002	150,000	15,000	(1)	—		—	45,508	—	—
Executive Officer	2001	110,019	—		—		—	19,104	—	1,000	(4)
Gregory J. Eisenhauer	2003	8,654 (6)	25,000	(6)	—		—	100,000	—	—
EVP and Chief	2002	—	—		—		—	—	—	—
Financial Officer	2001	—	—		—		—	—	—	—
John Paul Guinan	2003	186,846	2,500	(1)	—		—	—	—	—
EVP and Chief	2002	180,192	2,500	(1)	—		—	29,788 (5)	—	—
Technology Officer	2001	175,155	—		—		—	2,740	—	1,000	(4)
Nancy J. Ham	2003	198,846	4,688	(1)	50,765	(2)	—	50,000	—	—
President and	2002	163,269	15,000	(1)	34,481	(2)(3)	—	38,572	—	—
Chief Operating	2001	141,096	—		26,180	(3)	—	9,596	—	1,000	(4)
Officer
Lonnie W. Hardin	2003	184,246	8,950	(1)			—	—	—	—
SVP, Payer Services	2002	164,057	10,000	(1)	—		—	21,522 (5)	—	—
	2001	137,800	14,138	(1)	—		—	3,000	—	1,000	(4)
A. Thomas Hardy	2003	183,560	—		—		—	—	—	—
SVP — Lab Services	2002	182,346	2,500	(1)	—		—	25,921 (5)	—	—
and President of	2001	199,904	—		—		—	12,624	—	1,000	(4)
Key Communications Service, Inc.

(1)	Earned in current fiscal year but paid in following fiscal year.

(2)	Consists of reimbursement of relocation expenses of $50,765, including a tax reimbursement of $16,753 in 2003, and reimbursement of relocation expenses of $9,461, including tax reimbursement of $3,122 in 2002.

(3)	Consists of reimbursement of living expenses for Florida housing, including tax reimbursements of $7,020 and $4,580 in 2002 and 2001, respectively.

(4)	Matching employer contributions made under the ProxyMed, Inc. 401(k) Plan.

(5)	Includes stock options cancelled and reissued as follows: 13,333 options for Mr. Guinan, 1,434 options for Mr. Hardin, and 9,466 options for Mr. Hardy.

(6)	Mr. Eisenhauer joined the Company on December 8, 2003. As part of his employment agreement dated December 8, 2003, Mr. Eisenhauer is to receive an annual salary of $225,000, an annual bonus of up to 50% of his base salary and a guaranteed bonus of $25,000 which was paid in January 2004. Additionally, as part of his employment, Mr. Eisenhauer received a ten-year option to purchase up to 10,000 shares of common stock at $16.01 per share. Such options vest over a three year period.

     The following table provides information on stock option grants during fiscal year 2003 to each of the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants					for Option Term*
	# of Securities	% of Total
	Underlying	Options/SARs
	Options/	Granted To	Exercise
	SARs	Employee In	or Base	Expiration
Name	Granted	Fiscal Year	Price	Date	5%	10%
Michael K. Hoover	125,000	28.3%	$15.90	10/9/13	$1,249,928	$3,167,563
Gregory J. Eisenhauer	100,000	22.6%	$16.01	12/8/13	$1,006,860	$2,551,582
Nancy J. Ham	50,000	11.3%	$15.90	10/9/13	$499,971	$1,267,025

*	The assumed annual rates of stock price appreciation are required disclosures, and are not intended to forecast future stock appreciation.

     The following table sets forth certain information concerning unexercised options held by each of the Named Executive Officers:

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Options/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at FY-End (#)		Options/SARs at FY-End ($)**
	# of Shares
	Acquired on	$ Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael K. Hoover	—	—	369,454	153,491	$3,902	$243,513
Gregory J. Eisenhauer	—	—	—	100,000	$—	$148,000
John Paul Guinan	—	—	39,420	19,775	$23,305	$41,063
Nancy J. Ham	—	—	69,222	72,279	$112,613	$110,818
Lonnie W. Hardin	—	—	25,339	12,516	$26,770	$24,847
A. Thomas Hardy	—	—	39,537	19,008	$35,377	$41,217

**	Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year-end market value of the common stock, which was $17.49 on December 31, 2003.

     There were no awards made to Named Executive Officers in the last completed fiscal year under any long-term incentive plan for performance to occur over a period longer than one fiscal year. We do not have any defined benefit or actuarial plans for our employees.

Ten-Year Option/SAR Repricings

     There were no option repricings for Named Executive Officers during the year ended December 31, 2003.

     In October 2003, the compensation committee approved grants of 125,000 and 50,000 stock options at an exercise price of $15.90 per share to Mr. Hoover and Ms. Ham, respectively. Such options are for a ten-year term and vest equally over three years from the date of grant. Additionally, as part of his employment commencing with ProxyMed in December 2003, Gregory J. Eisenhauer, our new executive vice president and chief financial officer, was granted 100,000 stock options at an exercise price of $16.01 per share. Such options are for a ten-year term and vest equally over three years from the date of grant

     In January 2002, the Compensation Committee of our Board of Directors agreed to authorize bonuses for members of executive and senior management in the event of a change in control of our company. These bonuses would be based on the calculated per share value of the transaction, are payable in cash and/or stock, and are contingent upon certain conditions including obtaining a minimum per share value and being an active employee at the time of such event. Under the guidelines approved by the Compensation Committee, the aggregate amount of these bonuses will range from $2.7 million to $6.6 million depending on the per share value of the transaction.

Equity Compensation Plans

     We have various stock option plans for employees, directors and outside consultants, under which both incentive stock options and non-qualified options may be issued. Under such plans, options to purchase up to 1,281,017 shares of common stock may be granted. Options may be granted at prices equal to the fair market value at the date of grant, except that incentive stock options granted to persons owning more than 10% of the outstanding voting power must be granted at 110% of the fair market value at the date of grant. At the Company’s Special Meeting of Shareholders held on March 1, 2004 to approve the Company’s acquisition of PlanVista, the shareholders approved an amendment to the 2002 Stock Option Plan to increase the total number of shares available for issuance from 600,000 to 1,350,000 shares that may be issued to employees, officers and directors. In addition, as of December 31, 2003, options for the purchase of 407,027 shares to newly-hired employees remain outstanding. Stock options issued by the Company generally vest within three years, and expire up to ten years from the date granted. See Note 14 to the Consolidated Financial Statements and related notes beginning on page F-1 in the Company’s Annual Report accompanying this Proxy Statement for more information on our equity compensation plans.

     The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance as of December 31, 2003:

Equity Compensation

	Number of securities		Number of securities
	to be issued	Weighted-average	remaining available
	upon exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders	1,019,642	$18.02	221,813

Equity compensation plans not Approved by security holders (1)	407,027	$22.36	—

TOTAL	1,426,669	$19.26	221,813

(1)	The Company maintains a stock option plan to grant stock options to newly-hired employees. Such plan was not required to be approved by the shareholders of the Company. Since January 2002, no additional grants of options have been made from this plan. Any grants to newly-hired employees since January 2002 have been made from plans approved by our shareholders.

     Employment Agreements with the Named Executive Officers

     In July 2000, we entered into an employment agreement with Mr. Hoover. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by us upon 90 days’ written notice or by the employee upon 30 days’ written notice prior to the end of the initial term or any extension. Mr. Hoover currently receives an annual base salary of $275,000 (effective January 1, 2004, as approved by the Compensation Committee in October 2003) and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. He may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If, upon 90 days’ prior written notice, he is terminated “without cause”, he will be entitled to receive an amount equal to his base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in January 2002 to authorize bonuses for members of executive and senior management in the event of a change in control of our company, the aggregate amount of the bonus for Mr. Hoover will range from $0.5 million to $1.3 million, payable in cash and/or stock, depending on the per share value of the transaction subject to a minimum per share value. In order to earn such bonus, the executive must be an active employee at the time of such event.

     In December 2003, the Company entered into an employment agreement with Mr. Eisenhauer. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by us upon 90 days’ written notice or by the employee upon 30 days’ written notice prior to the end of the initial term or any extension. Under this agreement, Mr. Eisenhauer currently receives an annual base salary of $225,000, is entitled to earn an annual bonus of up to 50% of his base salary as well as bonuses that may be awarded from time to time, and was paid a guaranteed bonus of $25,000 in January 2004. Additionally, he received a ten-year option to purchase up to 100,000 shares of common stock at $16.01 per share. Such options vest over a three-year period. Mr. Eisenhauer is also eligible to participate in any stock option plans that we may now have or in the future develop. He may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause,’ he will be entitled to receive an amount equal to his base salary plus bonus, if any, for six months and the continuation of health insurance for three months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants.

     In October 2000, we entered into an employment agreement with Ms. Ham. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by us upon 90 days’ written notice or by the employee upon 30 days’ written notice prior to the end of the initial term or any extension. Ms. Ham currently receives an annual base salary of $225,000 (effective January 1, 2004, as approved by the Compensation Committee in October 2003) and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. Upon her promotion to President in October 2001, Ms. Ham was awarded a $25,000 salary increase which she deferred until April 1, 2002. In lieu of this increase, she was granted 2,640 stock options at an exercise price of $16.82 per share; these options vested on March 31, 2002. She may be terminated for “cause” as defined in her agreement. If terminated for cause, she will be entitled to base salary earned, and she will retain all vested stock options. If, upon 90 days’ prior written notice, she is terminated “without cause”, she will be entitled to receive an amount equal to her base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in January 2002 to authorize bonuses for members of executive and senior management in the event of a change in control of our company, the aggregate amount of the bonus for Ms. Ham will range from $0.5 million to $1.3 million, payable in cash and/or stock, depending on the per share value of the transaction subject to a minimum per share value. In order to earn such bonus, the executive must be an active employee at the time of such event.

     In December 1995, we entered into an employment agreement with Mr. Guinan, which is automatically extended from year to year unless terminated by either party upon 60 days’ written notice. Mr. Guinan currently receives an annual base salary of $185,000 (effective January 1, 2003) and is entitled to such bonuses as may be awarded from time to time by the Board of Directors and to participate in any stock option plans that we may now have or in the future develop. Mr. Guinan may be terminated for “cause” as defined in the agreement. If he is terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause”, then he will be entitled to receive an amount equal to his base salary and bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in January 2002 to authorize bonuses for members of executive and senior management in the event of a change in control of our company, the aggregate amount of the bonus for Mr. Guinan will range from $0.3 million to $0.8 million, payable in cash and/or stock, depending on the per share value of the transaction subject to a minimum per share value. In order to earn such bonus, the executive must be an active employee at the time of such event.

     In March 2001, we entered into an employment agreement with Mr. Hardin. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by us upon 90 days’ written notice or by the employee upon 30 days’ written notice prior to the end of the initial term or any extension. Mr. Hardin currently receives an annual base salary of $185,000 (effective January 1, 2003), and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. He may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If, he is terminated “without cause,” he will be entitled to receive an amount equal to his base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in January 2002 to authorize bonuses for members of executive and senior management in the event of a change in control of our company, the aggregate amount of the bonus for Mr. Hardin will range from $0.3 million to $0.8 million, payable in cash and/or stock, depending on the per share value of the transaction subject to a minimum per share value. In order to earn such bonus, the executive must be an active employee at the time of such event.

     In December 1998, upon acquiring Key Communications, we entered into a three-year employment agreement with Mr. Hardy. Under this agreement, Mr. Hardy received an annual base salary of $225,000 and was eligible to receive an annual bonus up to $40,000 as may be awarded by the Board of Directors. In December 2001, we entered into a new employment agreement with Mr. Hardy. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by us upon 90 days’ written notice or by the employee upon 30 days’ written notice prior to the end of the initial term or any extension. Under this new agreement, Mr. Hardy currently receives an annual base salary of $185,000 (effective January 1, 2003) and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans which we may now have or in the future develop. He may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause”, he will be entitled to receive an amount equal to his base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in January 2002 to authorize bonuses for members of executive and senior management in the event of a change in control of our company, the aggregate amount of the bonus for Mr. Hardy will range from $0.3 million to $0.9 million, payable in cash and/or stock, depending on the per share value of the transaction subject to a minimum per share value. In order to earn such bonus, the executive must be an active employee at the time of such event.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering, reviewing and approving compensation arrangements with respect to executive compensation, which includes base salaries, annual incentives and long-term stock option plans, as well as any executive benefits and/or perquisites. In addition, the Compensation Committee is responsible for any awards and administration of the Company’s stock option plans and grant of options to newly-hired employees, and any future equity incentive plans.

     In October 2003, the compensation committee approved grants of 125,000 and 50,000 stock options at an exercise price of $15.90 per share to Mr. Hoover and Ms. Ham, respectively. Such options are for a ten-year term and vest equally over three years from the date of grant. Additionally, as part of his employment commencing with ProxyMed in December 2003, Gregory J. Eisenhauer, our new executive vice president and chief financial officer, was granted 100,000 stock options at $16.01 per share. Such options are for a ten-year term and vest equally over three years from the date of grant.

     Mr. Hoover has been Chairman of the Board and Chief Executive Officer of the Company since July 2000. During the fiscal year ended December 31, 2003, his annual base salary was $225,000 pursuant to his employment agreement with the Company and a salary increase approved by the Compensation Committee effective January 1, 2003. Effective January 1, 2004, his salary was increased to $275,000. In December 2002, Mr. Hoover earned a $15,000 cash bonus related to the consummation of the acquisition of MedUnite, which was paid in January 2003; and in 2004, Mr. Hoover earned a similar $15,000 cash bonus related to the consummation of the acquisition of PlanVista which was paid in March 2004. The Compensation Committee believes that while Mr. Hoover’s annual base salary is in the low range paid to similarly situated executives at similar companies, his interests are directly aligned with our shareholders due to the fact that as of the date of this report, Mr. Hoover beneficially owns approximately 4% of the Company due to his own direct purchases of the Company’s stock and his stock options.

     The Compensation Committee’s general philosophy with respect to the compensation of the Chief Executive Officer and other executive officers is to offer competitive compensation packages designed to attract and retain key executives critical to the success of the Company. In general, subjective factors rather than specific criteria of the Company’s performance have been used in determining and approving executive compensation. The Compensation Committee intends to review the performance and compensation of the executive officers annually, in conjunction with performance of the Company. The Company’s compensation programs include a base salary, annual bonus awards based on individual and Company performance, as well as the granting of stock options designed to provide long-term incentives and aligning the interest of management with those of the Company’s shareholders.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company’s Chief Executive Officer and the four (4) other most highly compensated executive officers, unless such compensation is “performance based”. For purposes of Section 162(m), the Company currently intends to structure any performance-based portion of the compensation of its executive officers that it might develop in a manner that complies with Section 162(m).

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael S. Falk, Chairman
Thomas E. Hodapp
Braden R. Kelly

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2003 the Compensation Committee consisted of Michael S. Falk, Thomas E. Hodapp and Braden R. Kelly, and:

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K;

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1997, we made loans totaling $350,000 to Mr. Harold Blue, ProxyMed’s former Chairman of the Board and Chief Executive Officer. The funds were advanced pursuant to two demand promissory notes in the principal amounts of $290,000 and $60,000, respectively, each bearing interest at a rate of 7 3/4% per annum. On June 30, 2000, we amended the terms of these notes whereby interest on the notes ceased to accrue subsequent to July 1, 2000 and the loan plus accrued interest, totaling $435,900 at June 30, 2000, would be payable in a balloon payment in December 2001. In December 2001, a payment of $250,000 was received from Mr. Blue and applied against the outstanding balance of the loans. We agreed to refinance the remaining $185,983 balance and a new promissory note was executed by Mr. Blue. The note was collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the ProxyMed stock option plans (of which all but 10,000 expired on December 31, 2003 and the remaining options expired in March 2004, along with additional warrants granted to Mr. Blue from various other public companies. In January 2002, Mr. Blue resigned from ProxyMed’s Board of Directors and the remaining board members agreed to extend the exercise period of the stock options held as collateral for the note in an effort to maximize the potential for repayment. In June 2003, the Company amended the promissory note executed in June 2000 by Mr. Blue. The amendment extended the maturity date of the promissory note for an additional twelve months to December 31, 2004, and also allowed Mr. Blue to offset any principal owed with certain amounts payable to Mr. Blue by the Company as a result of a finder’s fee arrangement with the Company. Also at that time, Mr. Blue prepaid all interest through the maturity date. Through December 31, 2003, no additional principal payments have been received on this note.

     In March 2004, we agreed to accept as collateral for this loan 9,250 shares of [the Company’s] common stock that are being issued to Commonwealth Associates (Mr. Blue’s current employer) in conjunction with our acquisition of PlanVista. As a result, Mr. Blue and ProxyMed amended a previously existing stock pledge agreement to include these shares as additional collateral. In case of default of payment by Mr. Blue, such shares will be liquidated or returned to us for liquidation and the cash proceeds will be utilized to partially or fully satisfy the loan depending upon the value of such stock at that time.

     In March 2001, Mr. Guinan entered into an uncollateralized promissory note for $45,400 for amounts previously borrowed from ProxyMed. The promissory note calls for minimum bi-weekly payments of $350 deducted directly from Mr. Guinan’s payroll until the note is paid in full on or before February 2006. The note is non-interest bearing but interest is imputed annually based on the Internal Revenue Service Applicable Federal Rate at the time the note was originated (4.98%). Under terms of the promissory note, if Mr. Guinan is terminated without cause, the note is due in full after nine months from the date of termination as long as the scheduled bi-weekly payments continue to be made. As of December 31, 2003, the unpaid principal balance of the note is approximately$14,000.

     Michael S. Falk, a non-employee director of ProxyMed, was the beneficial owner of the PlanVista series C preferred stock owned by PVC Funding Partners, LLC. He is a controlling owner of Commonwealth Associates Group Holdings, LLC, which is the managing member of PVC Funding Partners, LLC which owned 96% of the outstanding PlanVista series C preferred stock and represented 57.9% of the combined voting power of the common stock and series C preferred stock of PlanVista. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista’s investment advisers in connection with the merger and received upon consummation of the merger an investment advisory fee of approximately $1.7 million. Mr. Falk is the beneficial owner of approximately 287,720 shares that were issued in connection with the private equity offering the Company consummated in March 2004. Additionally, one senior executive of ProxyMed had an immaterial ownership interest in PlanVista.

     William L. Bennett, a former director of PlanVista, became a director of ProxyMed following consummation of the merger with PlanVista. PlanVista is obligated to Mr. Bennett under a promissory note in the principal amount of $250,000. The note bears interest at a rate of prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid. The maturity date of the note is December 1, 2004.

PERFORMANCE GRAPH

     Over the years, the Company’s business has evolved into a leading technology company servicing the healthcare industry. As a result, this performance graph includes a peer group of other healthcare information technology companies consisting of Allscripts Healthcare Solutions, Cerner Corporation, Eclipsys Corporation, First Consulting Group, Inc., IDX Systems Corporation, , NDCHealth Corporation, Neoforma, Inc., Per-Se Technologies, Inc., QuadraMed Corporation, Quality Systems, Inc., Quovadx, Inc., The TriZetto Group, Inc., Vitalworks, Inc. and WebMD Corporation.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PROXYMED, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

*	$100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/98	12/99	12/00	12/01	12/02	12/03
PROXYMED, INC.	100.00	86.19	11.05	13.11	6.15	10.31
NASDAQ STOCK MARKET (U.S.)	100.00	190.62	127.67	70.42	64.84	91.16
PEER GROUP	100.00	77.45	44.67	44.83	32.69	41.25

OTHER INFORMATION

Liability and Indemnification of Our Directors and Officers

     The Florida Business Corporation Act provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 607.0834 of the Florida Business Corporation Act, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for a violation of criminal law (the “Exceptions”). Our Restated Articles of Incorporation and Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Section 607.0831 of the Florida Business Corporation Act, including circumstances in which indemnification is otherwise discretionary. We have procured and maintain insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers. Subject to the Exceptions, we have entered into indemnification agreements with most of our directors and executive officers limiting their personal liability for monetary damages and reasonable attorney fees, except for personal liability that cannot be eliminated under the Florida Business Corporation Act.

Communication With the Board of Directors and Director Attendance at Annual Meetings

     Directors are expected to fulfill their fiduciary duties to the Company’s shareholders, including by preparing for and attending meetings of the Board of Directors and the committees of which the directors are a member. The Company does not have a formal policy regarding director attendance at annual meetings. Nevertheless, directors are encouraged to attend. One of the seven members of the Company’s Board of Directors attended the 2003 Annual Meeting of the Company’s shareholders.

     Shareholders may communicate with the Board of Directors by writing to the Corporate Secretary of the Company, care of the Board of Directors (or at the shareholder’s option, care of a specific director), at 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093. The Company will ensure that all communications to the Board of Directors or any particular director (properly marked and addressed as set forth above) will be delivered to the Board of Directors or a specified director, as the case may be.

Code of Ethics

     We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is posted on our website (www.proxymed.com). We intend to post amendments to or waivers from our Code of Ethics, of the type referred to in Item 10 of Form 8-K, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of the registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during our fiscal year ended December 31, 2003, all filing requirements applicable to our officers and directors and greater than 10% beneficial owners were complied with, except that Mr. Falk failed to timely file a Form 4 regarding the granting of 10,000 stock options in April 2003 and his acquisition of our common stock in connection with the merger with PlanVista.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP (“PWC”), certified public accountants, served as the Company’s independent certified public accountants for the year ended December 31, 2003. PWC has advised the Company that the firm does not have any direct or indirect financial interest in the Company or its subsidiary, nor has such firm had any such interest in connection with the Company or its subsidiary during the past year, other than in its capacity as the Company’s independent certified public accountants. The Audit Committee of the Board of Directors has approved PWC as the Company’s independent certified public accountants to perform its quarterly reviews for the fiscal year ending December 31, 2004. The Audit Committee will formally engage an independent certified public accountant to conduct the Company’s audit for the 2004 fiscal year at the conclusion of the fiscal year. Although the Audit Committee is not required to do so, it is submitting its selection of the Company’s independent certified public accountants for ratification at the Annual Meeting in order to ascertain the views of the Company’s shareholders. A vote by shareholders to ratify PWC’s appointment as the Company’s independent certified public accountants to perform quarterly reviews for the fiscal year ending December 31, 2004 shall also consitute a vote to ratify any appointment of PWC by the Audit Committee to act as the Company’s independent certified public accountants in connection with the fiscal 2004 audit.. The Audit Committee will not be bound by the vote of the shareholders; however, if the selection is not ratified, the Audit Committee would reconsider its selection. Representatives of PWC have been requested to be, and are expected to be, present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO PERFORM ITS QUARTERLY REVIEWS WITH RESPECT TO THE FISCAL YEAR ENDING DECEMBER 31, 2004.

     All properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated therein. If no such instructions are indicated, shares represented by such proxy, will be voted in favor of ratifying the appointment of PWC as the Company’s independent auditors to perform its quarterly reviews for fiscal year 2004.

Other Matters

     The Board of Directors is not aware of any other business that may come before the meeting. However, if additional matters properly come before the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto at the discretion and in accordance with the judgment of the proxy holders.

Shareholder Proposals

     Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company’s Proxy Statement and form of proxy for consideration at the next annual meeting by submitting their proposals to the Company in a timely matter. Any shareholder of the Company who wishes to submit a proposal for inclusion in the Proxy Statement and form of proxy for action at the Year 2005 Annual Meeting of Shareholders of the Company must comply with the Company’s Bylaws and the rules and regulations of the SEC then in effect. Such proposal must be mailed to the Company at its principal executive offices, 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093, Attention: Corporate Secretary, and must be received by the Company by December 26, 2004. In any event, any such proposal will be considered untimely for purposes of Exchange Act Rule 14a-5(e)(2), and any proxy granted with respect to the 2005 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to such proposal, if notice of such proposal is not received by the Company before March 9, 2005.

Additional Information

     Accompanying this proxy statement is a copy of the Company’s annual report, which includes a copy of the Annual Report on Form 10-K. Additional copies of the Company’s Annual Report on Form 10-K may be obtained free of charge from the Company on written request or at www.proxymed.com. Please direct written requests to the Company’s principal executive offices, 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093, Attention: Corporate Secretary.

Driving Directions to the Company’s Atlanta Offices

From Hartsfield Atlanta International Airport:

1. Start on Local road(s) (East)
2. Road name changes to Aviation Boulevard
3. Turn RIGHT (South) onto US-41 [US-19]
4. Take Ramp (LEFT) onto I-285 [SR-407] (I-285) around City
5. Turn RIGHT onto Ramp (I-85 / Atlanta / Greenville)
6. Keep RIGHT to stay on Ramp (I-85 / Greenville)
7. Take Ramp (LEFT) onto I-85 [SR-403] (I-85 / Greenville)
8. At I-85 Exit 102, turn RIGHT onto Ramp (GA-378 / Beaver Ruin Road / Lilburn)
9. Take Ramp (RIGHT) onto SR-378 [Beaver Ruin Rd NW] (GA-378 / Lilburn)
10. Turn LEFT (North) onto Shackleford Road NW
11. Turn LEFT (North-West) onto Shackleford Court NW

April 23, 2004
Atlanta, Georgia

REVOCABLE PROXY
ProxyMed, Inc.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY FOR ANNUAL MEETING OF PROXYMED, INC.
SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF
PROXYMED, INC.

     The undersigned hereby appoints Michael K. Hoover and Gregory J. Eisenhauer, CFA with the power to vote, either one of them, at the Annual Meeting of Shareholders of ProxyMed, Inc. (the “Company”) to be held on Wednesday, June 2, 2004, at 9:00 a.m., Atlanta time, at the Company’s corporate offices located at 1824 Shackleford Court, Suite 200, Atlanta, Georgia 30093, or any adjournment thereof, all shares of the Common Stock which the undersigned possesses and with the same effect as if the undersigned was personally present, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this card. If no directions are given, the proxies will vote for the election of all listed nominees; ratification and approval of the appointment of the Company’s independent certified public accountants to perform quarterly reviews for the fiscal year 2004; and, at their discretion, on any other matter that may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL ITEMS.

1.	ELECTION OF DIRECTORS: Nominees: William L. Bennett, Edwin M. Cooperman, Michael S. Falk, Thomas E. Hodapp, Michael K. Hoover, Braden R. Kelly, Kevin M. McNamara and Eugene R. Terry)

	☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

INSTRUCTION: To withhold authority for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	RATIFY AND APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP (“PWC”) AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO PERFORM QUARTERLY REVIEWS FOR THE FISCAL YEAR 2004.

	☐	FOR	☐	WITHHOLD	☐	ABSTAIN

Dated:

Signature

(Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should include their titles.)

Detach above card, sign, date and mail in postage paid envelope provided.